Exhibit 99.1

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Intuitive President David J. Rosa Appointed to Intuitive Board of Directors
Sunnyvale, Calif., July 25, 2024 – Intuitive (NASDAQ:ISRG), a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery, announced today that Intuitive President David J. Rosa has been appointed to the Company’s Board of Directors, effective July 24, 2024.
Rosa joins Intuitive CEO Gary S. Guthart, PhD, as one of two Intuitive executives on the Company’s Board. As president, Rosa manages Intuitive’s core business operations, which is balanced by Guthart’s focus on enterprise strategy and corporate functions. Together, Rosa and Guthart represent more than 50 years of Intuitive leadership.
Intuitive appointed Rosa as president in May 2023. Over his nearly 27-year tenure with the company, Rosa has held leadership positions across multiple functions including product development, commercial operations, and clinical and regulatory affairs, and his executive leadership has spanned more than a decade.
Currently, Rosa oversees Intuitive’s business unit, quality, regulatory, manufacturing, and commercial operations. He also serves as chairman of the board of Intuitive-Fosun, the joint venture between Intuitive and Fosun Pharma based in Shanghai, China.
“Intuitive’s Board leadership will benefit from Dave Rosa’s deep and broad experience across the company, as well as his commitment to excellence in operations, innovation, and customer collaboration,” said Guthart. “Balancing strategy and operations on the Board of Directors adds an important dimension to Intuitive stewardship.”
A holder of multiple patents, Rosa earned a BS in mechanical engineering from California Polytechnic University at San Luis Obispo and an MS in mechanical engineering from Stanford University. He also serves on the board of Kardium Inc., where he is a member of the compensation committee.
Rosa has been appointed to a newly created seat following expansion of the Intuitive Board from eleven to twelve directors.
About Intuitive Surgical, Inc.
Intuitive (NASDAQ:ISRG), headquartered in Sunnyvale, California, is a global leader in minimally invasive care and the pioneer of robotic-assisted surgery. Our technologies include the da Vinci surgical systems and the Ion endoluminal system. By uniting advanced systems, progressive learning, and value-enhancing services, we help physicians and their teams optimize care delivery to support the best outcomes possible. At Intuitive, we envision a future of care that is less invasive and profoundly better, where disease is identified early and treated quickly, so that patients can get back to what matters most.